ride the light  [GRAPHIC OMITTED]                                           NEWS

QWEST(R)



                          QWEST COMMUNICATIONS REPORTS
                           FIRST QUARTER 2002 RESULTS


Investors: Please see definitions of terms used in the "Note to Investors" below.

DENVER, April 30, 2002-- Qwest Communications International Inc. (NYSE: Q) today announced its financial results for the first quarter of 2002.

On a reported basis, prepared in accordance with generally accepted accounting principles in the United States (GAAP), the company reported a net loss of ($698) million or ($0.42) per diluted share, compared to a net loss of ($46) million or ($0.03) per diluted share in the first quarter of 2001.

The loss reflects after-tax non-operating items of $536 million, or ($0.32) per diluted share, due primarily to the company's investment in KPNQwest, including both a write-down of the company's equity investment of $462 million and the company's share of restructuring charges recorded by KPNQwest in the quarter of $74 million. After adjusting for these charges and certain other non-recurring items, the company recorded a ($0.10) normalized loss per diluted share compared with normalized earnings per diluted share of $0.13 for the same period last year.

Reported revenue for the quarter was down approximately 13.5 percent to $4.37 billion from $5.05 billion in the same period last year primarily due to the absence of optical capacity asset sales and certain Internet equipment sales. Recurring revenue declined approximately 3.7 percent to $4.37 billion as compared to $4.54 billion in the first quarter of 2001.

Recurring revenue for data and Internet services grew approximately three percent, or $30 million in the first quarter of 2002, compared with the same period last year, and now represents 23 percent of total revenue.

Wireless services increased approximately 28 percent or $42 million compared to the same period last year. The company had more than 1.1 million wireless customers at the end of the first quarter 2002, approximately 23 percent more than at the end of the first quarter of 2001, and average revenue per user increased two percent to $51 compared to the same period last year.

In addition, total DSL (digital subscriber lines) revenues increased approximately 77 percent year-over-year. Total DSL customers, including in-region and out-of-region DSL customers, increased to 484,000 at the end of the first quarter 2002, a 58 percent increase from the same period of 2001.

These growth areas were offset by continued weakness in the telecommunications sector and ongoing economic and competitive pressures within the company's local service region. In addition, growth was further offset by strategic decisions to improve the longer-term profitability of certain product lines and operating units.

"These results reflect very difficult economic and industry conditions that have been slow to improve. We are determined to continue reducing our costs to better scale our business to current market realities. We believe we can improve financial performance, while maintaining our high levels of customer service, and that our unique combination of assets positions us well to grow shareowner value," said Joseph P. Nacchio, Qwest chairman and CEO.

For the quarter, adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) was $1.45 billion compared with adjusted EBITDA for the same period last year of $2.0 billion. This decline was mainly due to the absence of optical capacity asset sales and certain Internet equipment sales. In addition, adjusted EBITDA was also impacted by reduced revenues for local services, increased expenses as a result of the company's continued investment in product platforms for dial Internet access and managed wavelength services, increased expenses related to long distance re-entry, and reduced pension credits.

"We took several steps to improve near term liquidity in the quarter," said Robin R. Szeliga, Qwest executive vice president of finance and CFO. "We're now focused on achieving positive free cash flow in the second quarter and de-levering the balance sheet."

For the quarter, capital expenditures were $1.2 billion, including $254 million for the retirement of synthetic leases for real estate. This is down from $2.94 billion in the same period last year. Excluding the synthetic lease retirements, the company had negative free cash flow of approximately $225 million, which represents an improvement over earlier estimates of $300 to $400 million of negative free cash flow for the quarter.

FINANCIAL GUIDANCE
As previously announced, for 2002, Qwest expects total revenue in the range of $18.0 to $18.4 billion, adjusted EBITDA in the range of $6.4 to $6.6 billion, and capital expenditures in the range of $3.1 to $3.3 billion, excluding the synthetic lease retirements. This reflects the continuing weakness in both the telecommunications sector and the economy in Qwest's local service area, as well as increased competitive pressure. With respect to free cash flow, the company expects to be positive for the second quarter of 2002 and beyond, and to break even or be slightly positive for 2002.

Qwest expects to achieve its financial guidance through a combination of several initiatives. The company expects to generate revenues from increased sales channel capacity and performance, improved win-back and retention efforts, historical seasonal increases in certain lines of business (notably, directory and consumer), continued implementation of existing dial Internet access contracts, and long distance re-entry within its local service region. In addition, Qwest expects adjusted EBITDA margins to improve as a result of revenue growth, employee reductions previously announced, improved profitability through selective pricing actions and de-emphasis of certain low-margin products and lines of business, additional consolidation of overhead functions, and continued strict management of expenses.

LOCAL REVENUES
For the quarter, total local services revenues declined three percent compared to the first quarter of 2001 to $3.47 billion, mainly as a result of economic and competitive pressures within the company's local service region.

LONG-DISTANCE VOICE, DATA AND INTERNET REVENUES
For the quarter, recurring revenues for long-distance voice, data and Internet services declined approximately six percent compared to the first quarter of 2001 to $900 million. This change was primarily due to reductions in consumer and wholesale voice services as the company continues its efforts to improve long-term profitability and operating cash flow. Total long-distance voice, data and Internet revenues decreased $573 million, or approximately 39 percent compared with the first quarter of 2001, mainly as a result of the absence of optical capacity asset sales and certain Internet equipment sales.

MARKET SEGMENTS
---------------

BUSINESS SERVICES
Recurring business services revenues declined 5.5 percent compared with the first quarter of 2001. Total business services revenue declined approximately 13 percent, or $237 million, compared with the first quarter of 2001, primarily due to the absence of optical capacity asset sales and certain Internet equipment sales. Growth in data and Internet services of 6.7 percent was offset by declines in local and long-distance service revenues of approximately 12.7 percent, including reduced demand for customer premise voice equipment.

Qwest continues to expand its share of enterprise business and government customers and during the quarter signed agreements to provide services to AstraZeneca, the U.S. Department of Defense, the U.S. Department of Energy, the Federal Bureau of Investigation, Freddie Mac, J. P. Morgan Chase & Co., Mellon Bank, RBC Dain Rauscher, Silicon Graphics Inc.

CONSUMER SERVICES
Total consumer services revenues decreased approximately two percent, or $33 million, compared with the first quarter of 2001. Continued growth in DSL and wireless services was offset by a decline in access lines of four percent and continued efforts to maximize out-of-region long-distance service profitability by slowing the company's acquisition efforts of out-of-region long-distance customers.

As of March 31, 2002, approximately 35 percent of Qwest in-region consumer customers subscribed to a package or bundle of services that may include

Internet access, DSL, wireless, voice messaging, caller identification or additional lines. This represents an increase of 25 percent over the first quarter 2001.

WHOLESALE SERVICES
Recurring wholesale services revenue declined almost 5.7 percent, or $62 million, compared with the first quarter of 2001. Total wholesale services revenues declined nearly 30 percent, or $428 million, compared with the first quarter of 2001, primarily due to the absence of optical capacity asset sales and certain Internet equipment sales. The decline in recurring wholesale services revenues is attributable mainly to reduced volumes and mandated rate reductions for switched access services, lower demand for in-region co-location and billing and collection services, and increased pricing on certain voice products to improve profitability.

DIRECTORY SERVICES
Total directory services revenues increased more than two percent, or $8 million, due to general pricing increases.

SERVICE IMPROVEMENTS
Qwest continues to make strong customer service improvements across its 14 Western states. Qwest also achieved its seventh consecutive quarter of service improvements in key areas of installation and repair for residential and small-business customers in its local service region. In the first quarter, nearly 99 percent of more than five million installation commitments were met on time - the best first quarter result in six years. Additionally, Qwest met more than 96 percent of repair commitments on time - the best first quarter result in six years.

RE-ENTERING IN-REGION LONG-DISTANCE SERVICE
The company is in the final stages of its efforts to re-enter the long-distance market. On April 19, 2002 an independent draft final report was issued for 13 states in Qwest's local service territory that demonstrates Qwest is providing wholesale services and support to competitive local telephone companies. The report signals the end of the systems and performance test, subject to the completion of a limited re-test of one minor test segment. The release of the final report expected in late May will allow Qwest to begin filing applications with the FCC for approval to sell long-distance services in 13 states. Qwest has already successfully completed a separate and comparable systems and performance test in Arizona.

In addition to the OSS tests, 12 states have completed workshops on all 14-point checklist items. Of those 12 states, nine (Colorado, Idaho, Iowa, Montana, Nebraska, North Dakota, Oregon, Washington and Wyoming) have issued orders completing review of all checklist requirements subject to completion of the multi-state test.

The company plans to begin filing for long-distance approval with the FCC in early June. The FCC is expected to approve all applications within 90 days.

KPNQWEST
The company wrote down the carrying value of its investment in KPNQwest by $462 million, from approximately $1.305 billion, or $6.10 per share, at December 31, 2001 to approximately $706 million, or $3.30 per share, at March 31, 2002, which reflects the market value of KPNQwest stock at March 31, 2002. Qwest currently owns approximately 214 million shares of KPNQwest's common stock. Subsequent to March 31, 2002, the stock price of KPNQwest's common stock declined below its current carrying value. On April 24, 2002, KPNQwest announced it was reducing its financial guidance, reviewing its outstanding liabilities, and had retained a financial advisory firm to advise it on exploring alternative means of reorganizing its balance sheet. On April 29, 2002, the closing price of KPNQwest's common stock was $0.70. In accordance with the company's policy to review the carrying value of marketable equity securities on a quarterly basis for other than temporary declines in value, at the end of the second quarter of 2002 Qwest will again assess the factors it uses to determine fair value of the KPNQwest common stock, including the financial condition and prospects of KPNQwest and the European telecommunications industry, the severity of the decline of the stock price and the near term potential for stock price recovery, in determining the timing and amount of a further write-down, which Qwest believes is likely and believes will be significant.

At March 31, 2002, Qwest had a remaining unconditional purchase obligation to purchase approximately $41 million worth of network capacity from KPNQwest through the rest of 2002. There can be no assurance that KPNQwest will not require additional funding in order to reorganize its balance sheet or meet its business objectives. However, except for the obligation to purchase network capacity as described above, Qwest has no further obligation to fund KPNQwest.

BALANCE SHEET AND LIQUIDITY
On March 12, 2002, Qwest Corporation, Qwest's wholly-owned subsidiary, completed the sale of $1.5 billion 10-year bonds with an 8.875% interest rate. On March 18, 2002, Qwest announced it had amended its syndicated credit facility. Among other things, the amendments modified the financial covenants providing the company additional financial flexibility.

At March 31, 2002, the outstanding balance under the facility was approximately $3.39 billion. Qwest currently expects to exercise its option to convert the outstanding balance at May 3, 2002 into a one-year term loan that would be due in May 2003, subject to the terms of the facility.

The company has also announced it intends to de-lever its balance sheet during 2002 and is considering a number of options including, issuing equity-based securities, selling assets or securities associated with those assets.

As a result of the recent financing transactions and the amendments to its syndicated credit facility, the company currently believes that cash flow from operations and available debt and equity financing will be sufficient to satisfy the company's anticipated cash requirements for operations through the first quarter of 2003. In addition, the company is currently in compliance with all financial covenants in its credit facility and indentures as of the last measurement date.

NOTE TO INVESTORS
"Reported" results are prepared in accordance with generally accepted accounting principles in the United States (GAAP). Recurring and adjusted or normalized results are not prepared in accordance with GAAP.

"Recurring" results reflect adjustments made for optical capacity asset sale revenue, certain Internet equipment sales and other items, such as contractual settlements in the periods presented. The Internet equipment sales for which our results have been adjusted to derive "recurring" results primarily include individually large and infrequent wholesale sales. For the three months ended March 31, 2002 and March 31, 2001, the recurring revenue adjustments were $0 and $513 million, respectively.

"Normalized" results reflect adjustments to eliminate the impacts of non-recurring and non-operating items, which for the relevant periods may include merger-related and other one-time charges, gains (losses) on the sale of investments, the write-down of investments, KPNQwest restructuring charges, changes in the market value of financial instruments and gains (losses) on the early retirement of debt. For additional details on these adjustments, readers should refer to Attachment A.

"Adjusted EBITDA" excludes non-recurring and non-operating items, which for the relevant periods may include restructuring charges, merger-related and other charges, asset write-offs and impairments, losses on the sale of investments, changes in the market values of investments and gains (losses) on the early retirement of debt. Adjusted EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to cash flows as a source of liquidity. Qwest's definition of adjusted EBITDA is not necessarily comparable with adjusted EBITDA or similar non-GAAP concepts used by other companies or with similar concepts used in Qwest's debt instruments. Adjusted EBITDA is provided as a complement to the financial results reported in accordance with GAAP and is presented to provide investors additional information concerning the company's operations.

Certain reclassifications have been made to prior periods to conform to the current presentation.

The term "local services" refers to our estimate of the classic U S WEST business (including wireless). The term "long-distance voice, data and Internet services" refers to our estimate of the classic Qwest business. The company has worked to integrate the businesses and operations of Qwest and U S WEST since the completion of the merger on June 30, 2000. Because we do not operate the two as separate businesses, we have attempted to approximate the revenues attributable to the major lines of business of each company, as they existed prior to the merger. Our estimates do not necessarily reflect the actual results that would have been generated by the two businesses as standalone entities.

CONFERENCE CALL TODAY
As previously announced, Qwest will host a conference call for investors and the media today at 9:00 a.m. (EDT) with Joseph P. Nacchio, Qwest chairman and CEO, and Robin R. Szeliga, Qwest executive vice president of finance and CFO. The call may be heard on the Web at www.qwest.com/about/investor/meetings.

About Qwest
Qwest Communications International Inc. (NYSE: Q) is a leader in reliable, scalable and secure broadband data, voice and image communications for businesses and consumers. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 190,000 miles globally. For more information, please visit the Qwest Web site at www.qwest.com.

                                      # # #


This release may contain projections and other forward-looking statements that involve assumptions, risks and uncertainties. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest Communications International Inc. (together with its affiliates, "Qwest", "we" or "us") with the Securities and Exchange Commission (the "SEC"), specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; any adverse outcome of the SEC's current inquiries into Qwest's accounting policies, practices and procedures; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST, and difficulties in combining the operations of the combined company; our future ability to provide interLATA services within our 14-state local service area; potential fluctuations in quarterly results; volatility of Qwest's stock price; intense competition in the markets in which we compete; changes in demand for our products and services; adverse economic conditions in the markets served by us or by companies in which we have substantial investments; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; adverse developments in commercial disputes or legal proceedings; and changes in the outcome of future events from the assumed outcome included by Qwest in its significant accounting policies. The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.


         Contacts:         Media Contact:               Investor Contact:
                           --------------               -----------------
                           Tyler Gronbach               Lee Wolfe
                           303-992-2155                 800-567-7296
                           tyler.gronbach@qwest.com     IR@qwest.com

                                     ATTACHMENT A

                        QWEST COMMUNICATIONS INTERNATIONAL INC.
        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2)(3) - NORMALIZED
                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                      (UNAUDITED)

                                                   Three Months Ended
                                                        March 31,
                                                ------------------------           %
                                                   2002           2001          Change
------------------------------------------      ---------      ---------      ---------
REVENUES:
Business services                               $   1,545      $   1,782       (13.3)
Consumer services                                   1,433          1,466        (2.3)
Wholesale services                                  1,021          1,449       (29.5)
Directory services                                    350            342         2.3
Network services and other revenue                     20             12        66.7
                                                ---------      ---------
Total revenues                                      4,369          5,051       (13.5)

OPERATING EXPENSES:
Cost of sales                                       1,575          1,796       (12.3)
Selling, general and administrative                 1,340          1,258         6.5
                                                ---------      ---------
Adjusted EBITDA                                     1,454          1,997       (27.2)

Depreciation                                        1,055            832        26.8
Goodwill and other intangible amortization             85            319       (73.4)
                                                ---------      ---------
Operating income                                      314            846       (62.9)

OTHER EXPENSE:
Interest expense - net                                411            338        21.6
Other expense - net                                    97             20       385.0
                                                ---------      ---------
Total other expense - net                             508            358        41.9
                                                ---------      ---------
(Loss) income before income taxes                    (194)           488      (139.8)

Income tax (benefit) provision                        (32)           270      (111.9)
                                                ---------      ---------
NET (LOSS) INCOME                               $    (162)     $     218      (174.3)
                                                =========      =========


Basic (loss) earnings per share                 $   (0.10)     $    0.13      (176.9)
                                                =========      =========

Basic average shares outstanding                    1,667          1,656         0.7
                                                =========      =========

Diluted (loss) earnings per share               $   (0.10)     $    0.13      (176.9)
                                                =========      =========

Diluted average shares outstanding                  1,667          1,674        (0.4)
                                                =========      =========

Diluted cash (loss) earnings per share          $   (0.07)     $    0.30      (123.3)
                                                =========      =========

(1) The consolidated normalized statements have been adjusted to eliminate the impacts of non-recurring and non-operating items, which for the relevant periods include Merger-related and other one-time charges, gains (losses) on the sale of investments, the write-down of investments, KPNQwest restructuring charges, changes in the market value of financial instruments and gains (losses) on the early retirements of debt. Certain reclassifications have been made to prior periods to conform to the current presentation.

(2) Adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA") does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of our operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies.

(3) Diluted cash (loss) earnings per share represent diluted (loss) earnings per share adjusted to add back the after-tax amortization of goodwill and other intangible assets.

                                             ATTACHMENT B

                                QWEST COMMUNICATIONS INTERNATIONAL INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1) - AS REPORTED
                                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                              (UNAUDITED)

                                                                  Three Months Ended
                                                                       March 31,
                                                               ------------------------           %
                                                                  2002           2001          Change
---------------------------------------------------------      ---------      ---------      ---------
REVENUES:
Business services                                              $   1,545      $   1,782         (13.3)
Consumer services                                                  1,433          1,466          (2.3)
Wholesale services                                                 1,021          1,449         (29.5)
Directory services                                                   350            342           2.3
Network services and other revenue                                    20             12          66.7
                                                               ---------      ---------
Total revenues                                                     4,369          5,051         (13.5)

OPERATING EXPENSES:
Cost of sales                                                      1,575          1,796         (12.3)
Selling, general and administrative                                1,340          1,258           6.5
                                                               ---------      ---------
Adjusted EBITDA                                                    1,454          1,997         (27.2)

Depreciation                                                       1,055            832          26.8
Goodwill and other intangible amortization                            85            319         (73.4)
Merger-related and other one-time charges                             --            209        (100.0)
                                                               ---------      ---------
Operating income                                                     314            637         (50.7)

OTHER EXPENSE (INCOME):
Interest expense - net                                               411            338          21.6
Gain on changes in market value of financial instruments              --            (23)        100.0
Loss on sales of investments and FMV adjustments                      10             --            --
Investment write-downs                                               462            139         232.4
Other expense - net                                                  171             20         755.0
                                                               ---------      ---------
Total other expense - net                                          1,054            474         122.4
                                                               ---------      ---------
(Loss) income before income taxes and extraordinary item            (740)           163        (554.0)

Income tax (benefit) provision                                       (36)           144        (125.0)
                                                               ---------      ---------
(Loss) income before extraordinary item                             (704)            19      (3,805.3)
                                                               ---------      ---------

Extraordinary item - early retirement of debt, net of tax              6            (65)        109.2
                                                               ---------      ---------
NET (LOSS)                                                     $    (698)     $     (46)     (1,417.4)
                                                               =========      =========


Basic loss per share                                           $   (0.42)     $   (0.03)     (1,300.0)
                                                               =========      =========

Basic average shares outstanding                                   1,667          1,656           0.7
                                                               =========      =========

Diluted loss per share                                         $   (0.42)     $   (0.03)     (1,300.0)
                                                               =========      =========

Diluted average shares outstanding                                 1,667          1,656           0.7
                                                               =========      =========

Dividends per share                                            $      --      $      --            --
                                                               =========      =========

(1) Adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA") does not include non-recurring and non-operating items, which for the relevant periods include Merger-related and other one-time charges, gains (losses) on the sale of investments, the write-down of investments, KPNQwest restructuring charges, changes in the market values of financial instruments and gains (losses) on the early retirements of debt. Adjusted EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of our operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies.

                                                        ATTACHMENT C

                                          QWEST COMMUNICATIONS INTERNATIONAL INC.
                                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2)(3)
                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                        (UNAUDITED)

                                                    Three Months Ended                         Three Months Ended
                                                      March 31, 2002                              March 31, 2001
                                        -------------------------------------------  ----------------------------------------
                                             As                                          As
                                          Reported      Normalized      Normalized    Reported      Normalized    Normalized
                                           Results      Adjustments       Results     Results      Adjustments     Results
--------------------------------------  ------------   ------------    ------------  ----------    ------------  ------------
REVENUES:
Business services                       $     1,545    $         -     $     1,545   $   1,782     $         -   $     1,782
Consumer services                             1,433              -           1,433       1,466               -         1,466
Wholesale services                            1,021                          1,021       1,449                         1,449
Directory services                              350              -             350         342               -           342
Network services and other revenue               20              -              20          12               -            12
                                        -----------    -----------     -----------   ---------     -----------   -----------

Total revenues                                4,369              -           4,369       5,051               -         5,051

OPERATING EXPENSES:
Cost of sales                                 1,575              -           1,575       1,796               -         1,796
Selling, general and administrative           1,340              -           1,340       1,258               -         1,258
                                        -----------    -----------     -----------   ---------     -----------   -----------
Adjusted EBITDA                               1,454              -           1,454       1,997               -         1,997

Depreciation                                  1,055              -           1,055         832               -           832
Goodwill and other
   intangible amortization                       85              -              85         319               -           319
Merger-related and other
    one-time charges                              -              -               -         209            (209)            -
                                        -----------    -----------     -----------   ---------     -----------   -----------
Operating income                                314              -             314         637             209           846

OTHER EXPENSE (INCOME):
Interest expense - net                          411              -             411         338               -           338
(Gain) on changes in market value
   of financial instruments                       -              -               -         (23)             23             -
Loss on sales of investments and FMV
   adjustments                                   10            (10)              -           -               -             -
Investment write-downs                          462           (462)              -         139            (139)            -
Other expense - net                             171            (74)             97          20               -            20
                                        -----------    -----------     -----------   ---------     -----------   -----------
Total other expense - net                     1,054           (546)            508         474            (116)          358

                                        -----------    -----------     -----------   ---------     -----------   -----------
(Loss) income before income taxes
   and extraordinary item                      (740)           546            (194)        163             325           488

Income tax (benefit) provision                  (36)             4             (32)        144             126           270
                                        -----------    -----------     -----------   ---------     -----------   -----------
(Loss) income before extraordinary item        (704)           542            (162)         19             199           218
                                        -----------    -----------     -----------   ---------     -----------   -----------

Extraordinary item - early
   retirement of debt, net of tax                 6             (6)              -         (65)             65             -
                                        -----------    -----------     -----------   ---------     -----------   -----------
NET (LOSS) INCOME                       $      (698)   $       536     $      (162)  $     (46)    $       264   $       218
                                        ===========    ===========     ===========   =========     ===========   ===========

Basic (loss) earnings per share         $     (0.42)                   $     (0.10)  $   (0.03)                  $      0.13
                                        ===========                    ===========   =========                   ===========

Basic average shares outstanding              1,667                          1,667       1,656                         1,656
                                        ===========                    ===========   =========                   ===========

Diluted (loss) earnings per share       $     (0.42)                   $     (0.10)  $   (0.03)                  $      0.13
                                        ===========                    ===========   =========                   ===========

Diluted average shares outstanding            1,667                          1,667       1,656                         1,674
                                        ===========                    ===========   =========                   ===========

Diluted cash (loss) earnings
   per share                                                           $     (0.07)                              $      0.30
                                                                       ===========                               ===========

(1) The consolidated normalized statements have been adjusted to eliminate the impacts of non-recurring and non-operating items, which for the relevant periods include Merger-related and other one-time charges, gains (losses) on the sale of investments, the write-down of investments, KPNQwest restructuring charges, changes in the market value of financial instruments and gains (losses) on the early retirements of debt. Certain reclassifications have been made to prior periods to conform to the current presentation.

(2) Adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA") does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of our operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies.

(3) Diluted cash (loss) earnings per share represent diluted (loss) earnings per share adjusted to add back the after-tax amortization of goodwill and other intangible assets.

                                            ATTACHMENT D

                               QWEST COMMUNICATIONS INTERNATIONAL INC.
                                   SELECTED CONSOLIDATED DATA (1)
                                             (UNAUDITED)


                                                             As of and for the
                                                            Three Months Ended
                                                                 March 31,
                                                      -------------------------------        %
                                                          2002             2001           Change
                                                      -------------   ---------------   ----------
       DSL (in 14-state region):
         Subscribers (in thousands)                             464               306         51.6%
         DSL equipped central offices                           352               303         16.2%
         Subscribers per equipped central office              1,318             1,012         30.2%

       Wireless/PCS:
         Revenues (in millions)                       $         194   $           152         27.6%
         Subscribers (in thousands)                           1,114               908         22.7%
         ARPU (in dollars)                            $          51   $            50          2.0%
         Penetration                                           5.15%             4.88%         5.5%

       Capital expenditures (in millions)             $       1,196   $         2,943       (59.4%)

       Access lines (in thousands):
         Business                                             6,158             6,212        (0.9%)
         Consumer                                            11,448            11,920        (4.0%)
                                                      -------------   ---------------   ----------
             Total access lines                              17,606            18,132        (2.9%)
                                                      =============   ===============   ==========

       Voice grade equivalent access lines
         (in thousands):
         Business                                            46,516            38,275         21.5%
         Consumer                                            12,807            12,781          0.2%
                                                      -------------   ---------------   ----------
             Total voice grade equivalents                   59,323            51,056         16.2%
                                                      =============   ===============   ==========

(1) Access line and voice grade equivalent data has been adjusted for prior periods to conform to the current period presentation.

                                  ATTACHMENT E
                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)



                                                   March 31,    December 31,
                                                     2002           2001
--------------------------------------------     ------------   ------------

ASSETS
Current assets:
  Cash and cash equivalents                      $      1,378   $        257
  Accounts receivable - net                             4,383          4,502
  Inventories and supplies                                397            377
  Prepaid and other                                       465            621
                                                 ------------   ------------
    Total current assets                                6,623          5,757

Property, plant and equipment - net                    30,163         29,977
Investments                                               775          1,400
Goodwill and intangibles - net                         34,529         34,523
Other assets                                            2,172          2,124
                                                 ------------   ------------

    Total assets                                 $     74,262   $     73,781
                                                 ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings                          $      5,149   $      4,806
  Accounts payable                                      1,483          1,529
  Accrued expenses                                      2,870          3,262
  Advance billings and customer deposits                  393            392
                                                 ------------   ------------
    Total current liabilities                           9,895          9,989


Long-term borrowings                                   21,427         20,197
Post-retirement and other post-employment
   benefit obligations                                  2,894          2,923
Deferred taxes, credits and other                       4,077          4,017

Stockholders' equity                                   35,969         36,655
                                                 ------------   ------------

    Total liabilities and stockholders' equity   $     74,262   $     73,781
                                                 ============   ============

                                  ATTACHMENT F

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)


                                                       Three Months Ended
                                                          March 31,
                                                 ----------------------------
                                                     2002            2001
                                                 ------------    ------------
Cash provided by operating activities            $        727    $      1,333

INVESTING ACTIVITIES:
Expenditures for property, plant and equipment         (1,196)         (2,943)
Other                                                     (11)            (79)
                                                 ------------    ------------
Cash used for investing activities                     (1,207)         (3,022)
                                                 ------------    ------------

FINANCING ACTIVITIES:
Net proceeds from current borrowings                      234             458
Proceeds from issuance of long-term borrowings          1,476           3,258
Repayments of long-term borrowings                        (49)           (995)
Costs relating to the early retirement of debt                           (106)
Proceeds from issuances of common stock                     6             246
Repurchase of stock                                       (12)         (1,000)
Debt issuance costs                                       (54)            (20)
                                                 ------------    ------------
Cash provided by financing activities                   1,601           1,841
                                                 ------------    ------------


CASH AND CASH EQUIVALENTS:
Increase                                                1,121             152
Beginning balance                                         257             154
                                                 ------------    ------------
Ending balance                                   $      1,378    $        306
                                                 ============    ============